                             OEM ALLIANCE AGREEMENT
                                     BETWEEN
                            COMO PRODUCTS CORPORATION
                                       AND
                              PROJECTAVISION, INC.


     This Agreement dated June 6, 1996 (the Agreement) is entered into among G.L. Industries of Indiana, Inc. a/k/a Como Products Corporation, (hereafter referred to as "COMO"), a Indiana Corporation doing business at 2860 N. National Road, Columbus, IN 47201 and Projectavision, Inc., (hereafter referred to as "Projectavision") a Delaware Corporation doing business at 2 Penn Plaza, Suite 640, New York, NY 10121, (each individually referred to as a "Party" and collectively as the "Parties").

     Whereas, Projectavision is engaged in the sale of projection systems in the commercial market, and COMO is engaged in the business of manufacturing and selling custom molded plastic components which have applications in commercial and consumer markets;

     Whereas, Projectavision, agrees to enter into an alliance with COMO Plastics to manufacture the projector portion of the Chameleon product. Additionally, it is Projectavision's intent to have COMO Plastics assemble and procure all components necessary for the Chameleon's projector.

     In turn, COMO will provide the following:

     1.   Storage for inventory at no cost for an agreed upon period of time.

     2. Engineering support services such as but not limited to, mold flow analysis, finite element analysis, etc. at no cost.

     3.   Development of assembly line and fixturing at no additional cost.

     4.   Favorable payment terms.

     5.   Expand, add facilities as needed.

     Whereas, it is also, Projectavision's intention within this alliance to develop a relationship with COMO for future products and/or product improvements. In this relationship, Projectavision will bring its product concepts to COMO for development for manufacturing. COMO will bring their respective resources for Industrial Design, Mechanical Engineering and Manufacturing.

     Whereas, the Parties desire to put in place this Agreement which establishes the terms under which Projectavision may issue purchase orders for the purchase of goods manufactured by COMO.

     The Parties hereby agree as follows:


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

1.   DEFINITIONS

     For purposes of this Agreement:

     a. The term "Projectavision" includes Projectavision and, unless the context otherwise requires, all of its subsidiaries.

     b. The term "COMO" includes G.L. Industries of Indiana, Inc. a/k/a Como Products Corporation and, unless the context otherwise requires, all of its subsidiaries.

     c. "Intellectual Property Rights" shall mean all the rights relating to (a) all inventions, invention disclosures, patent, investors, certificates, utility models, industrial models, industrial designs, petty patents, patents of importation and other government issued or granted indicia of invention ownership, including without limitation any reissue, extension, division, continuation or continuation-in-part applications throughout the world; (b) all trade secrets and trade secret rights, arising under common law, state law and laws of foreign countries; (c) all copyright and all other works of authorship, whether or not copyrightable, throughout the world; and (d) all other mask works rights.

     d. "Subsidiary" means any corporation, company or other entity of which more than 50% of the outstanding shares of stock entitled to vote for the election of directors (other than shares of stock whose voting rights are subject to restriction) are owned or controlled by either Party, directly or indirectly, now or hereafter during the term of this Agreement. Any corporation, company or other entity that would at the time be a Subsidiary of Projectavision or COMO, as the case may be, by reason of the foregoing shall be considered a Subsidiary for the purposes of this Agreement only so long as the ownership or control, directly or indirectly, by Projectavision or COMO, as the case may be, meets the conditions hereinabove set forth.

2.   INTENTIONALLY LEFT BLANK

3.   SPECIFIC PRODUCT ENGAGEMENTS

     Exhibit 1 to this Agreement will outline the product prices, quantity, description, part number (if available), and any other supplemental terms and conditions which the Parties have agreed to. Additional exhibits to this Agreement will be issued to reflect additional products and changes made to prior exhibits.

4.   CONFIDENTIAL INFORMATION

     All information exchanges, developments, and other intellectual property considerations which are deemed proprietary or confidential by either Party, unless otherwise agreed to herein, shall be made pursuant to the Non-Disclosure Agreement (NDA) between COMO and Projectavision effective March, 1996 herein incorporated by reference. Such NDA shall be in effect for, and automatically extended in all time periods through, the term of this OEM Basic Transaction Agreement.

     This provision shall survive the expiration, termination or cancellation of this Agreement or any supplemental agreement issued hereunder.

5.   INTENTIONALLY LEFT BLANK


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

6.   TERM OF AGREEMENT

     This Agreement shall become effective on the date of execution of the Agreement by both Parties. This Agreement shall expire five (5) years after the effective date of the Agreement and may be extended for additional period(s) of time by mutual written consent of both Parties upon terms and conditions to be negotiated. Immediately upon the expiration, termination, or cancellation of this Agreement, each Party will return to the other Party confidential information that was provided under this Agreement, unless otherwise mutually agreed to by both Parties.

7.   LANGUAGE

     This Agreement and all purchase orders shall be in the English language. The English language shall be controlling in all respects, and all versions of this Agreement and purchase orders in any other language shall in no way be binding upon the Parties or affect the interpretation of this Agreement or purchase orders. All communications to be made under this Agreement or under any purchase order shall be in English.

8.   NOTiCES

     Any notices required or permitted to be given under this Agreement or under any purchase order shall be in writing and shall be deemed valid and sufficient if delivered in person, or delivered by fax (provided the original is thereafter promptly dispatched by regular mail) to the following:

          To Projectavision:  Projectavision, Inc.
                              2 Penn Plaza, Suite 640
                              New York, NY 10121
                              Attention:               Martin J. Holleran
                              Telephone:               (212) 971-3000
                              Fax:                     (212) 971-6018

          To COMO:            c/o LDM Technologies
                              1250 Maplelawn
                              Troy, Michigan 48084
                              Attention:               Richard J. Nash
                              Telephone:               (510) 649-4000
                              Fax:                     (810) 649-1108


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

9.   ORDERING PROCEDURES

     a. Purchase orders shall be released with a header note stating that the order is released pursuant to the terms and conditions of this Agreement and any other terms and conditions as mutually agreed by the Parties, such orders shall reflect at a minimum, i) quantity, ii) product description, iii) unit price, iv) extended price, v) requested delivery date(s), vi) carrier, vii) ship to address, viii) bill to address, ix) specification/model number, and x) quotation number.

     b. All orders will be submitted to the following address:

                              COMO Products CorporatIon
                              2860 N. National Road
                              Columbus, IN 47201
                              Attention:               Mike Andrews
                              Telephone:               (812)372-8251

     c. COMO reserves the right to set a minimum order size if addressed in quotation.

     d. Terms or conditions reflected on the purchase order shall not apply. The purchase order shall only be used as a tool to place orders with COMO and for COMO to acknowledge the order. The terms of this Agreement shall apply.

     e. At the time COMO delivers the ordered goods to the carrier, Projectavision authorizes COMO to submit its invoice for the goods and Projectavision shall reimburse COMO for the amounts specified on the invoice pursuant to the terms and method of payments provision of this Agreement.

     f. Projectavision authorizes COMO to make partial shipment of the goods. Projectavision agrees to reimburse COMO for such partial shipments pursuant to the terms and method of payment provision of this Agreement.

10.  APPROVAL OF ORDERS

     Projectavision will place its purchase order(s) for the by releasing its order to the address, or fax identified within the "Ordering Procedures" paragraph of this Agreement. When COMO accepts the contents of the order, COMO will submit its acknowledgment form within ten (10) days after the receipt of Projectavision's purchase order.

11.  TERMS AND METHODS OF PAYMENTS

     The terms of payment for items shipped under this Agreement shall be as follows. All invoices are due and payable no later than sixty (60) days after the date the goods are shipped. Notwithstanding the forgoing the maximum line of credit extended hereunder shall be $1,000,000.00. Consequently, goods shall not be shipped to Projectavision when the line of credit exceeds or will exceed as a result of any shipment, $1,000,000.00; unless and until payments received equal in value to the goods shipped. If the goods are delivered in installments, Projectavision agrees to pay for each installment in accordance with the terms of payment hereof. If Projectavision fails to make each payment when it is due, in addition to any other remedies COMO may have, COMO reserves the right withdraw credit and suspend or cancel peformance under any open purchase order, refuse to accept any order, refuse to accept any further supplemental agreements or orders, withhold shipment or allow Projectavision to make other arrangements satisfactory to COMO which arrangements must made prior to the shipment under any purchase order. Payment shall be made for the goods without regard to whether Projectavision has made or may make any inspection of the goods. Payments shall be sent to:

                              Como Products Corporation
                              Products Corporation
                              2860 N. National Road
                              Columbus, IN 47201

All payments made to COMO shall be in US dollars and shall reflect the COMO invoice number(s). Each Party agrees to pay for their own bank charges associated with electronic funds transfers.

Projectavision may not take any deductions or offsets of any kind from payments due COMO for any reason what so ever, including, without limitation as a result of other business relationships between Projectavision and COMO.

     Mirror, Screen and Harness/Adapter

     COMO will not be obligated to obtain, purchase, or pay for Mirror, Screen, or Harness/Adapters except upon terms acceptable to COMO in its sole discretion.

12.  TAXES AND FEES

     The prices for the goods delivered under this Agreement do not include any taxes, levies, import duties, and fees of any kind, now or hereafter enacted, applicable to the goods sold pursuant to this Agreement. If any of the above described taxes or charges are charged or can be charged to COMO, COMO will invoice all such taxes or charges to Projectavision (exclusive of taxes based on COMO's income) and Projectavision agrees to immediately remit payment to COMO, unless Projectavision provides COMO for this Agreement or any subsequent purchase order, a tax exemption certificate(s) or licenses acceptable to the appropriate taxing authorities.

13.  TRANSPORTATION COSTS

     The prices for the goods delivered under this Agreement exclude all transportation costs, including but not limited to freight, insurance and special handling and packaging. These costs will be the responsibility of Projectavision. COMO plans to make all shipments from COMO's point of shipment, freight collect. Projectavision shall specify a common carrier of its choosing for the shipment of goods and shall make arrangements with its common carrier to receive the shipments from COMO's point of shipment. Projectavision agrees to provide COMO the carrier(s) account number to allow COMO to ship freight collect. COMO reserves the right to ship prepaid and invoice shipping charges.

14.  TITLE AND DELIVERY

     Title and risk of loss or damages to goods shipped will pass to Projectavision upon COMO's tender of delivery of the goods to the Projectavision designated carrier or the COMO chosen carrier and any loss or damage thereafter shall be Projectavision's responsibility and shall not relieve Projectavision from any of its obligations hereunder. COMO will pack the goods for shipment to Projectavision using commercial practices for the type of goods being sold pursuant to this Agreement and approved by Projectavision.

16.  INSPECTION OF GOODS

     Projectavision shall use best efforts to inspect all incoming shipments within ten (10) days of receipt and agrees to furnish to COMO in writing within said 10 days with any claim it may have for product deficiencies, shortages or failures to meet the agreed specification. Projectavision's failure to make such a claim will be deemed by COMO to constitute Projectavision's acceptance of the goods provided however that not withstanding the forgoing, COMO expressly agrees that Projectavision's failure to make such a claim shall not constitute a waiver by Projectavision of any of its rights under this agreement including but not limited to any warranty rights as covered within this Agreement. In the event that Projectavision submits a claim to COMO involving incorrect materials, defects in material, workmanship or specification errors, Projectavision shall promptly return the affected goods to COMO's point of shipment, freight prepaid and insured and COMO will, upon confirmation of the claim, promptly furnish Projectavision with a written credit memorandum for the affected goods returned and will ship to Projectavision replacement goods prepaid with an invoice. Any materials being returned to COMO must be accompanied by a Return Material Authorization (RMA) number assigned by COMO. COMO shall use reasonable efforts to assign RMA number(s) within 24 hours of a request by Projectavision.

16.  DELIVERY SCHEDULE

     All delivery dates for goods which are set forth in the purchase order issued pursuant to this Agreement are estimated shipment dates from COMO's point of shipment and COMO will use reasonable efforts to meet these delivery dates. COMO shall not be liable for any loss or expense (consequential or otherwise) incurred by Projectavision or Projectavision's customers if COMO fails to meet the specified delivery schedule. In the event that there is a possibility of a considerable delay in the delivery of the goods, COMO will promptly notify Projectavision and COMO will use its reasonable efforts to bring the delivery schedule to a current status.

17.  SPECIFICATION OF GOODS

     COMO and Projectavision will mutually agree as to the specifications of the good which will be delivered under any order pursuant to the terms of this Agreement. The specifications will be identified in the purchase order and the goods delivered will comply to the specifications, COMO may, at its sole discretion and without notice to Projectavision, make any change to the goods sold under a resulting purchase order issued to this Agreement which does not affect the goods form, fit or function. If the change does affect form, fit, or function, COMO agrees to notify Projectavision and COMO agrees not to ship any goods which have been changed without Projectavision's approval. COMO agrees to use reasonable efforts to notify Projectavision prior to COMO implementing any changes which do not affect the good's form, fit or function.

18.  INTENTIONALLY LEFT BLANK


19.  FORCE MAJEURE

     Neither Party shall be liable for any failure to perform, in whole, or in part, any term of this Agreement any supplemental agreement or deliver any order that is caused by the occurrence of any contingency beyond its control, including, but not limited to, any labor dispute, strike, war, act of war, insurrection, sabotage, riot, civil commotion, act of public enemy, epidemic, accident, fire, storm, earthquake, explosion, flood, drought or any other natural disaster, act of any governmental authority, judicial action or transportation embargo, provided such Party has exercised ordinary care in the prevention thereof, any such failure shall not be considered a breach of this Agreement, any supplemental agreement or any order. Production and deliveries many be allocated by COMO in a reasonable manner in the event of shortage of goods.

20.  PERSONAL INJURY INDEMNIFICATION

     Neither Party shall be responsible for any death, damage, injury or loss suffered or incurred during visits to its facilities by any employee or Consultant of the other Party dispatched pursuant to this Agreement or any supplemental agreement, except for any death, damage, injury or loss resulting from the negligent act or omission of such Party, its agent, employee or Consultant. Further, neither Party shall be responsible for any costs, expenses or damages suffered or incurred by the other Party, or for any claim, judgment or award against such other Party, or the defense thereof, arising out of any actions, assistance or services of its employees or Consultants hereunder, unless resulting from its own willful or grossly negligent act. Both Parties agree to maintain general comprehensive liability, property damage and automobile liability insurance, including contractual endorsement and products hazardous coverage, in reasonable amounts covering the obligation set forth in this Agreement and, upon request of the other Party, the one Party will provide the other with a Certificate of Insurance indicating the amount of such insurance.

21.  WAIVER OF TERMS

     Failure of either Party to enforce any term or condition of this Agreement or supplemental agreement will not be deemed to be a waiver of such a term or condition.

22.  NON-ENFORCEMENT OF TERMS

     Should any clause or provision of this Agreement or any supplemental agreement be judicially declared invalid, unenforceable or void, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement or any supplemental agreement, and the remaining provisions of this Agreement and any other supplemental agreement shall continue in full force and effect as if such invalid, unenforceable or void provision had not been included herein or therein.

23.  ASSIGNMENTS

     Neither Party may assign this Agreement or any other supplemental Agreement in whole or in part without the prior written consent of the other Party. Any purported assignment in violation of this provision shall be void.

24.  PUBLICITY

     (A) Neither Party shall publicly announce or otherwise disclose the terms or existence of this Agreement or any supplemental agreement, advertise or release any publicity in regards to this Agreement or any supplemental agreement without securing the written consent of the other Party. This provision shall survive the expiration, termination or cancellation of this Agreement or any supplemental agreement issued hereunder subject to the provisions of section 24
(b) hereof.

     (B) Notwithstanding the foregoing, COMO acknowledges that Projectavision is a public company and agrees that Projectavision can:

          1) issue a press release disclosing the entering into of this agreement subsequent to the execution hereof, and

          2) from time to time disclose the existence of this agreement in public filings in accordance with applicable federal and state securities laws. Projectavision agrees to consult with COMO prior to issuing the aforementioned press release.

25.  CANCELLATION OF ORDERS

     Projectavision may cancel without cause all or any part of the undelivered portion of its purchase order(s) issued, pursuant to this Agreement by providing 60 days advance written notice to COMO if the units being canceled are standard assemblies and COMO is capable of using the canceled product for other COMO customers. In the event that the units being canceled are units which have been special ordered specifically for Projectavision and can not reasonably be used by other COMO customers, then cancellation charges shall be negotiated between the Parties.

26.  TERMINATION

     In the event of any material breach of this Agreement by either Party, if such breach is not corrected within thirty (30) days after written notice is given to the Party in breach by the Party not in breach, then this Agreement may be terminated immediately by written notice to the Party in breach by the Party not in breach. Unless otherwise indicated in writing by the Party not in breach, upon termination of this Agreement, all activities under this Agreement shall terminate.

27.  DISPUTE RESOLUTION

     In the event of any dispute relating to this Agreement any supplemental agreement, or any order and if the individuals designated by the Parties are unable to resolve such dispute through mutual agreement, the Parties agree that the dispute shall be addressed in the following manner before either Party proceeds with formal legal proceedings.

     Either Party may initiate the dispute resolution process by sending formal notice of the dispute to the other Party. Within ten (10) days of receipt of such notice, the Parties agree that each of them shall designate a senior executive to address the dispute. These two senior executives shall endeavor to resolve the dispute through good faith negotiation. In the event that the senior executives are unable to agree to a resolution of the dispute within (30) days of the receipt of the aforementioned notice of the dispute or any additional extension of time which in mutually agreed to by the Parties, either Party may elect to proceed with appropriate legal proceedings. Notwithstanding the foregoing, neither Party shall be bound to follow the above procedures with respect to disputes relating to Confidential Information, Inventions or Intellectual Property Rights.

28.  PATENT INDEMNITY

     COMO will defend any suit or proceeding brought against Projectavision insofar as such suit or proceeding is based on a claim that any goods manufactured and supplied by COMO to Projectavision pursuant to this agreement constitute direct infringement of any duly issued United States patent and COMO shall pay all damages and costs finally awarded therein against Projectavision, provided that COMO is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance (at COMO's expense) necessary to defend or settle said suit or proceeding. COMO shall not be obligated to defend or be liable for costs or damages if the infringement arises out of compliance with Projectavision specifications for incorporation of Projectavision technology, designs, hardware and/or software in the goods, or from a combination with, an addition to, or a modification of the goods after delivery by COMO, or from use of goods, or any part thereof, in the practice of a process, COMO's obligation hereunder shall not apply to any infringement occurring after Projectavision has received notice alleging the infringement unless COMO has given written permission for such continuing infringement.

If any goods manufactured and supplied by COMO to Projectavision shall be held to infringe any United States patent and Projectavision shall be enjoined from using the same, COMO will exert all reasonable commercial efforts, at its option and at its expense, i) to procure for Projectavision the right to use such goods free of any liability for patent infringement or ii) to replace such goods with a non-infringing substitute otherwise complying substantially with all the requirements of this Agreement or iii) refund the purchase price and the transportation costs of such goods.

If the infringement by Projectavision is alleged prior to completion of delivery of the goods under this Agreement, COMO may decline to make further shipments without being in breach of this Agreement, and provided COMO has not been enjoined from selling said goods to Projectavision COMO agrees to supply said goods to Projectavision at Projectavision's option, whereupon the patent indemnity obligations herein stated with respect to COMO shall reciprocally apply with respect to Projectavision, this indemnity by Projectavision applying to, but not limited to all damages awarded under 35 U.S.C. Sections 284 and 285.

If any suit or proceeding is brought against COMO based on a claim that the goods manufactured by COMO and supplied to Projectavision in compliance with Projectavision specifications or by any reason of the incorporation of Projectavision technology, designs, hardware and/or software in the goods infringe any duly issued United States patent, then the patent indemnity obligations herein stated with respect to COMO shall reciprocally apply with respect to Projectavision.

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

THE SALE BY COMO OF PRODUCTS IN ACCORDANCE WITH THE TERMS SETFORTH HEREUNDER DOES NOT GRANT TO, CONVEY OR CONFER UPON PROJECTAVISION OR PROJECTAVISION CUSTOMERS, OR UPON ANYONE CLAIMING UNDER PROJECTAVISION, A LICENSE, EXPRESSED OR IMPLIED UNDER ANY PATENT RIGHTS OF COMO COVERING OR RELATING TO ANY COMBINATION, MACHINE OR PROCESS, WITH THE EXCEPTION AS PROVIDED IN THE "LICENSING IN SPECIFIC FIELD OF USE" PARAGRAPH, IN WHICH SAID ITEMS MIGHT BE OR ARE USED.

THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES HERETO FOR PATENT INFRINGEMENT AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, IN REGARD THERETO.

29.  WARRANTIES BY COMO

     THE FOLLOWING ARE IN LIEU OF ALL CONDITIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED CONDITION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF ANY OTHER WARRANTY OBLIGATION ON THE PART OF COMO.

COMO shall extend the following warranty for the goods delivered to
Projectavision:

For the period stated within the COMO quotation after COMO delivers the DLP subsystem to Projectavision, COMO shall warrant the goods against faulty workmanship or the use of defective materials and that the goods will conform to the mutually agreed to written specification. COMO warrants that at the time of delivery, COMO has title to the goods free and clear of any and all liens and encumbrances. If such goods fail to conform to the warranty, COMO's sole and exclusive maximum liability shall be (at COMO's option) to either repair, adjust, replace the goods, or credit Projectavision account, for faulty goods returned by Projectavision to COMO during the applicable warranty, provided that:

     i) COMO is promptly notified in writing upon discovery by Projectavision that such goods failed to conform to the terms of the written to the terms of the written specification with a detailed explanation of any alleged deficiencies,

     ii) Projectavision receives a Return Material Authorization Number from
     COMO,

     iii) such goods are returned prepaid to the address specified by COMO,

     iv) COMO examination of the goods confirms that the alleged deficiencies actually exist and were not caused by accident, misuse, neglect, alteration, improper installation, unauthorized repair or improper testing.

     COMO hall have a reasonable period of time to make such repairs or replace such goods. Goods repaired or replaced under warranty shall be returned to Projectavision at COMO's expense. Continued use or possession of the goods after expiration of the applicable warranty period stated above shall be conclusive evidence that the warranty is fulfilled to the full satisfaction of Projectavision.

     COMO'S WARRANTIES AS HEREINABOVE SET FORTH SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE OR GROW OUT OF, COMO'S RENDERING OF TECHNICAL ADVICE AND/OR SERVICE IN CONNECTION WITH PROJECTAVISION'S ORDER OF THE GOODS FURNISHED HEREUNDER.

30.  RETURNS

     For goods being returned to COMO on which COMO cannot find fault with the unit or COMO "Can Not Duplicate" (CND) the system(s) described by Projectavision, then COMO will charge back to Projectavision and Projectavision agrees to pay COMO a predetermined CND cost per unit evaluation charge.

All returned goods must have the bar code affixed to the goods. If COMO determined that the bar code is missing or has been tampered with, warranty will not be applicable to the goods and the goods will be immediately returned to Projectavision without further action.

All goods required to be returned to COMO for either repair and/or warranty action shall be consolidated at Projectavision for return to COMO at a frequency no greater than once per week, unless otherwise agreed to by the Parties. Goods will be consolidated and returned to Projectavision once a week to a single point of receipt via ground transportation. All out-of-warranty returned goods shall be addressed under a quotation from COMO.

Goods being returned for warranty action shall receive a sixty (60) day warranty from the date of shipment from COMO or the balance of the remaining original warranty period associated with the goods, whichever is greater.

31.  LIMITATION OF LIABILITY

     EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT OR ANY SUBSEQUENT MODIFICATION TO THIS AGREEMENT, THE LIABILITY OF EITHER PARTY, IF ANY, TO THE OTHER PARTY AND THE SOLE AND EXCLUSIVE REMEDY HEREUNDER FOR EITHER PARTY FOR DAMAGES OR ANY CLAIM OF ANY KIND WHATSOEVER WITH RESPECT TO THIS AGREEMENT, AND ANY SUPPLEMENTAL AGREEMENT, FOR PRODUCTS OR WITH RESPECT TO ANY OF THE GOODS COVERED THEREBY, AND REGARDLESS OF THE LEGAL THEORY OR THE DELIVERY OR NON-DELIVERY OF PRODUCTS, WILL NOT BE GREATER THAN THE ACTUAL PURCHASE PRICE OF THE GOODS WITH RESPECT TO WHICH SUCH CLAIMS ARE MADE. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, COSTS OF REMOVAL AND REINSTALLATION OF ITEMS, LOSS OF GOODWILL, LOSS OF REVENUES OR PROFITS, LOSS OF USE, INJURY TO PERSONS OR PROPERTY) ARISING OUT OF ANY BREACH OF THIS AGREEMENT WHETHER SUCH DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY, EVEN IF COMO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

32.  REGULATORY APPROVAL

     Projectavision shall be responsible for obtaining any required governmental and/ or United States of America governmental approvals that may necessary under each country's applicable laws.

33.  CHANGES

     Subject to the provisions of section 17 hereof, once COMO acknowledges and accepts negotiated purchase order for the specific goods, no changes shall be authorized unless authorized representatives of both Parties mutually agree in writing to all aspects of the requested change.

34.  BRANDING, ADVERTISING, TRADEMARKS AND TRADE NAMES

     Both Parties acknowledge and agree that company trademarks and trade names are paramount to the identification of the product or products being sold in the marketplace. Each Party agrees that they will have no right, claim or interest in any trademark or trade name which is owned by the other Party.

     Projectavision will ensure that neither the COMO name nor the Trademarks are displayed in any manner which may imply:

o    that Projectavision is owned or controlled by COMO, in whole or in part;

o    that COMO is not the exclusive owner of COMO'S name and mark;

o    that COMO and Projectavision are not separate and Independent entities.

     In order to comply with the above, whenever Projectavision's name appears in Projectavision documentation or advertising, together with the name "Como Products Corporation" (and/ or the Trademarks), Projectavision's name must appear first and must be more prominent than either the name "Como Products Corporation" or the Trademarks. COMO's name must be spaced from Projectavision's name by a sufficient distance to avoid any suggestion that the two companies are not separate and independent. Whenever the Trademarks are displayed, they must be located near the name "Como Products Corporation" in order to preserve a close association of the COMO name with the Trademarks. COMO ownership of the Trademarks must be expressly stated in all advertising and documentation, for example, in a footnote.

     Each item that Includes "COMO", the name "Como Products Corporation", or the Trademarks must be submitted to COMO for approval in advance of its release or distribution.

     COMO's name and Trademarks are to be associated with COMO, and with the COMO products and services only, and are not to be associated with Projectavision. For example, COMO's name, and the Trademarks must not appear on Projectavision's business cards or letterheads, unless COMO ownership and its association with the products or services also appears on the same item.

     In the event that COMO adopts a written general policy with regard to the display of COMO logos on systems or higher level assemblies contain Projectavision; then Projectavision shall implement such policies and shall require it of customers who are value added Systems Suppliers, or similar value added resellers to implement such policies. If immediate implementation of such policies would cause an unreasonable financial burden on Projectavision or any of its customers, COMO will cooperate with Projectavision and/or any such customer to phase in such policies in a manner to alleviate the financial impact of compliance.

     Projectavision agrees that it will inform COMO of any possible trademark infringement which comes to its attention. Projectavision will deliver to COMO when requested any papers and assist in conducting any legal proceedings at COMO's expense which COMO shall deem necessary, in order to protect its trademarks and trade names.

     Projectavision also agrees that it will not remove or alter any tag, label or other identifying marks placed by COMO on the products.

35.  APPLICABLE LAW AND JURISDICTION

     This Agreement and all matters connected with its performance shall be governed and construed in accordance with the laws of the State of New York, USA, without giving effect to such state's conflict of laws principles. Each Party hereby irrevocably consents to the jurisdiction of the federal and state courts located in New York, NY, USA.



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


     This Agreement, together with any supplemental agreements issued and accepted hereunder, and the NDA, sets forth the entire understanding and agreement between the Parties as to the subject matter hereof and supersedes all previous communications, representations or agreements, either oral or written, with respect to the subject matter hereof. Neither Party shall be bound by any modification of this Agreement or supplemental agreement unless such modification is in writing and signed by an authorized representative of the Party to be bound thereby. No course of dealing or usage of trade or course of performance shall be relevant to explain or supplement any term expressed in this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the latter of the dates signed below.


COMO PRODUCTS CORPORATION                PROJECTAVISION, INC.

By:  /s/ Gary E. Borushko                By: /s/ Martin J. Holleran
     ---------------------------             ----------------------------
Name:    Gary E. Borushko                Name:   Martin J. Holleran
Title:   CFO                             Title:  President/COO
Date:    6/25/96                         Date:   June 24, 1996



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